Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS FIRST QUARTER RESULTS AND UPDATES 2016 GUIDANCE

ARLINGTON, Va. – April 25, 2016 – CEB Inc. (“CEB” or “Company”) (NYSE: CEB) today announced financial results for the first quarter ended March 31, 2016. Revenue increased 0.7% to $223.2 million in the first quarter of 2016 from $221.6 million in the first quarter of 2015. Net income in the first quarter of 2016 was $4.5 million, or $0.14 per diluted share, compared to net income of $19.1 million, or $0.56 per diluted share, in the same period of 2015. Included in net income for the first quarter of 2016 was an additional $7.6 million of accelerated amortization expense associated with a change in the estimated useful life of the SHL trade name, $3.3 million of business transformation costs, and a $0.8 million pre-tax net non-operating foreign currency loss. Included in net income for the first quarter of 2015 was a $6.2 million pre-tax net non-operating foreign currency gain. Non-GAAP Adjusted net income was $26.9 million and Non-GAAP diluted earnings per share were $0.82 in the first quarter of 2016 compared to $24.0 million and $0.71 in the same period of 2015, respectively.

“We accomplished a considerable amount in the first quarter, most notably finalizing the Evanta opportunity and evolving our go-to-market structure in North America. We are well positioned to drive growth in bookings, revenue, and profit through 2016 and beyond,” said Tom Monahan, CEB Chairman and CEO. “The change to our market structure combined with continued weakness in a few challenged sectors did impact mid-quarter bookings momentum, but we move forward with a broader platform, a strong and increasingly seasoned team, and an even larger market opportunity.”

OUTLOOK FOR 2016

The Company updates its 2016 annual guidance, assuming the previously announced acquisition of Evanta Ventures, Inc. (“Evanta”) closes on or about May 1, 2016, as follows: Revenue of $968 to $1,003 million, Adjusted revenue of $970 to $1,005 million, capital expenditures of $33 to $35 million, Non-GAAP diluted earnings per share of $3.95 to $4.20, Adjusted EBITDA margin of at least 26.25%, and depreciation and amortization expense of $99 to $101 million. Adjusted revenue refers to revenue before the impact of the reduction of acquisition-related deferred revenue to fair value recognized in the post-acquisition period (“deferred revenue fair value adjustment”). The estimated reduction in 2016 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $2 million. The deferred revenue fair value adjustment and depreciation and amortization expense exclude the impact of the Evanta acquisition pending completion of the purchase price allocation. This guidance is based on the following foreign currency exchange rates: 1.44 U.S. dollar (“USD”) to the British Pound, 1.14 USD to the Euro, and 0.77 USD to the Australian Dollar.

For the second quarter of 2016, again assuming the Evanta acquisition closes on or about May 1, 2016, the Company expects revenue of at least $245 million, Adjusted EBITDA margin of at least 24.0%, and Non-GAAP diluted earnings per share of at least $0.90.

SEGMENT HIGHLIGHTS

The CEB segment includes comprehensive data analysis, research, and advisory services that align to executive leadership roles and key recurring decisions and enable members to focus efforts to address emerging and recurring business challenges efficiently and effectively.

The CEB Talent Assessment segment includes the SHL products and services of cloud-based solutions for talent assessment, development, strategy, analytics, decision support, and professional services that support those solutions, enabling client access to data, analytics, and insights for assessing and managing employees and applicants.

CEB Segment

Revenue increased in the first quarter of 2016 to $178.0 million from $172.9 million in the same period of 2015, an increase of 2.9%. Adjusted revenue increased 3.4% (4.2% increase on a constant currency basis) in the first quarter of 2016 to $178.8 million from $172.9 million in the same period of 2015. Adjusted EBITDA in the first quarter of 2016 was $44.5 million compared to $44.4 million in the same period of 2015, an increase of 0.3% (0.9% decrease on a constant currency basis). Adjusted EBITDA margin in the first quarter of 2016 was 24.9% of segment Adjusted revenue compared to 25.7% in the first quarter of 2015.

Contract Value at March 31, 2016 increased 0.6% (0.5% increase on a constant currency basis) to $667.1 million compared to $663.1 million at March 31, 2015. Wallet retention rate at March 31, 2016 was 89% (89% on a constant currency basis) compared to 95% at March 31, 2015. Contract Value per member institution was $92 thousand ($92 thousand on a constant currency basis) at March 31, 2016 compared to $95 thousand at March 31, 2015.

CEB Talent Assessment Segment

Revenue decreased in the first quarter of 2016 to $45.2 million from $48.7 million in the same period of 2015, a decrease of 7.2%. Adjusted revenue decreased 7.8% (2.9% decrease on a constant currency basis) in the first quarter of 2016 to $45.2 million from $49.1 million in the same period of 2015. Adjusted EBITDA in the first quarter of 2016 was $8.4 million compared to $8.8 million in the same period of 2015, a decrease of 3.8% (3.0% increase on a constant currency basis). Adjusted EBITDA margin in the first quarter of 2016 was 18.7% of segment Adjusted revenue compared to 17.9% in the first quarter of 2015.

Contract Value at March 31, 2016 was $108.3 million. Wallet retention rate at March 31, 2016 was 96% compared to 104% at March 31, 2015.

SHARE REPURCHASE

In the first quarter of 2016, the Company repurchased approximately 828,000 shares of its common stock at a total cost of $47.3 million. These purchases were made pursuant to the Company’s $100 million and $150 million stock repurchase programs. The $100 million program has been fully utilized and the Company had $142.3 million of repurchase authorization unused and remaining under the $150 million stock repurchase program at March 31, 2016. The $150 million stock repurchase program is authorized through December 31, 2017.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted effective tax rate, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Non-GAAP diluted earnings per share, and constant currency financial information, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables. “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•

Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•

Net non-operating foreign currency gain (loss): Beginning in the first quarter of 2015, we adjusted for the impact of the net non-operating foreign currency gain (loss) included in other (expense) income. These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency was the USD prior to the revision of our corporate structure on October 1, 2015 to geographically align our intellectual property with our US and global commercial operations, resulting in a significant change to the economic facts and circumstances for subsidiaries that were previously dependent on the parent company for financing. We believe this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

•

Business transformation costs: Beginning in the first quarter of 2016, we adjusted for the impact of costs associated with our business transformation initiative, which is a multiyear effort that will consolidate and standardize our sales force automation and financial systems. These costs include software license fees, third-party vendor costs related to the implementation and development of the systems, and costs related to employees that are devoted to the initiative. Under new accounting rules in effect as of January 1, 2016, the majority of costs related to the development and implementation of cloud-based computing systems now have to be expensed in the current period as they are incurred instead of being capitalized and depreciated over time. We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

•

Debt extinguishment costs, loss on other investments, net, equity method investment loss, restructuring costs, impairment costs, and gain on cost method investment: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

•

Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•

Adjusted effective tax rate: Beginning in the third quarter of 2015, we adjusted for the impact of certain discrete items included in the effective tax rate such as government provided tax incentives that were claimed in 2015 but relate to prior year periods, the change in our election to claim foreign tax credits that were previously taken as deductions, changes in tax planning strategies, and changes in valuation allowances in certain jurisdictions. We exclude these items because management believes it will facilitate the comparison of the annual effective tax rate over time. The Adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes, which excludes discrete items and the tax effects of the other non-GAAP adjustments (using statutory rates), by adjusted income before the provision for income taxes.

We are a global company that reports financial information in USD. Foreign currency exchange rate fluctuations affect the amounts reported from translating foreign revenues and expenses into USD. These rate fluctuations can have a significant effect on our reported operating results. As a supplement to our reported operating results, we present constant currency financial information. We use constant currency financial information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate financial information on a constant currency basis, financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates that were in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

With respect to our 2016 annual and second quarter guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2016 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2016 annual and second quarter guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and, as a result, are subject to risks and uncertainties including, among others, those set forth below and those discussed in our filings with the US Securities and Exchange Commission (“SEC”). These risks and uncertainties could cause actual future events and results to differ materially from the expectations reflected in the forward-looking statements. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. Risks and uncertainties that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members, and our ability to attract new members; our potential failure to adapt to changing member needs and demands or to compete successfully with other companies that offer similar products and services; our potential failure to develop and sell, or expand sales markets for our CEB Talent Assessment tools and services; our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues; fluctuations in operating results; the implementation of our business transformation initiative may be disruptive to our operations, potential cost overruns could have material adverse effects on our results of operations, and once this initiative is completed we may not realize anticipated savings or operational benefits; our potential inability to protect our intellectual property rights; our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data; potential confusion about our rebranding (including the roll-out of the CEB Talent Assessment brand for what has been known previously as the SHL Talent Measurement brand); our potential exposure to loss of revenue resulting from our unconditional service guarantee; exposure to litigation related to the content we provide; various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets; changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment; our potential inability to make, integrate, and maintain acquisitions and investments; the amount and timing of the benefits expected from acquisitions and investments; risks associated with our provision of products and services to certain U.S. government agencies; the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results; risks associated with our significant office space lease obligations in Arlington, VA, including potential landlord or subtenant defaults; our potential inability to effectively manage the risks (including interest rate risk) associated with our existing indebtedness, including the terms of and restrictions in our senior secured credit facilities, as well as additional indebtedness we expect to incur in connection with the pending Evanta acquisition or other indebtedness we may incur in the future; our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations; our potential inability to effectively anticipate, plan for and respond to changing economic and financial market conditions, especially in light of ongoing uncertainty in the worldwide economy and the US economy; and the impact of volatility in the trading price of our common stock, including as a result of any decision to reduce or discontinue dividends or share repurchases. In addition, forward-looking statements may be affected by risks and uncertainties associated with the pending acquisition of the Evanta business, including that the closing of the acquisition may not occur, may be delayed, or may not occur on the agreed terms; the terms and conditions of required regulatory approvals for the transaction may affect our future operations and results or may delay or otherwise negatively affect the acquisition; the businesses of CEB and Evanta may not be combined successfully, or the combination may take longer or cost more to accomplish than expected; we may not achieve anticipated operating and cost synergies through combining the businesses of CEB and Evanta, or those synergies may be realized less quickly than we anticipate; Evanta may not achieve the results projected in its current 2016 full year forecast; potential operating costs, customer loss, and business disruption (including employee loss or turnover) following the acquisition may be greater than expected and could negatively affect the financial results and performance of Evanta; Evanta may not perform at the level we are expecting, and as a result the anticipated positive impact of the acquisition on the operations and future financial results of CEB, including those reflected in our updated 2016 annual guidance and our estimates for the second quarter of 2016, may not be achieved or may be lower than expected; and we may not be able to obtain the expected debt financing for the acquisition under our existing credit facility on terms we consider favorable or at all, in which case we would need to obtain alternative financing or face potential contractual claims by the seller for damages and/or specific performance, as CEB's obligation to close the acquisition is not conditioned on its receipt of third-party financing. Various risks, uncertainties, and other important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2015 Annual Report on Form 10-K filed on February 26, 2016. The forward-looking statements in this press release are made as of April 25, 2016, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB is a best practice insight and technology company. In partnership with leading organizations around the globe, we develop innovative solutions to drive corporate performance. CEB equips leaders at more than 10,000 companies with the intelligence to effectively manage talent, customers, and operations. CEB is a trusted partner to nearly 90% of the Fortune 500 and FTSE 100, and more than 70% of the Dow Jones Asian Titans. More at cebglobal.com.

CEB Inc.

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended March 31,
		2016	2015

Financial Highlights:
(In thousands, except per share data)
Revenue	0.7%	$223,198	$221,599
Adjusted revenue (1)	0.9%	$223,972	$222,018
Net income		$4,543	$19,090
Adjusted net income (1)	11.9%	$26,883	$24,017
Adjusted EBITDA (1)	(0.3)%	$52,958	$53,137
Adjusted EBITDA margin (1)		23.6%	23.9%
Adjusted effective tax rate (1)		31.6%	41.3%
Diluted earnings per share		$0.14	$0.56
Non-GAAP diluted earnings per share (1)	15.5%	$0.82	$0.71

Other Operating Statistics:
CEB segment Contract Value (in thousands) (2)	0.6%	$667,107	$663,095
Constant currency CEB segment Contract Value (in thousands) (3)	0.5%	$666,110
CEB segment Member institutions (4)	3.5%	7,202	6,961
CEB segment Contract Value per member institution (4)	(3.1)%	$92,190	$95,112
Constant currency CEB segment Contract Value per member institution (3)	(3.2)%	$92,054
CEB segment Wallet retention rate (5)		89%	95%
Constant currency CEB segment Wallet retention rate (3)		89%
CEB Talent Assessment segment Contract Value (in thousands) (6)		$108,341
CEB Talent Assessment segment Wallet retention rate (7)		96%	104%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)

We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.

(3)

Calculated on a constant currency basis whereby financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

(4)

We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”

(5)

We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.

(6)

We define “CEB Talent Assessment segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue in effect on such date, without regard to the remaining duration of any such agreement, attributed to all subscription agreements for online product access plus the aggregate annual revenue attributed to all advanced purchases of online testing units.

(7)

We define “CEB Talent Assessment segment Wallet retention rate,” at the end of the quarter, on a constant currency basis, as the last 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

CEB Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenue (1)	$223,198	$221,599
Costs and expenses:
Cost of services	79,737	78,659
Member relations and marketing	67,983	66,085
General and administrative	28,087	28,805
Depreciation and amortization (2)	25,626	16,842
Business transformation costs (3)	3,288	—
Acquisition related costs (4)	1,457	—
Restructuring costs	895	1,238
Total costs and expenses	207,073	191,629
Operating profit	16,125	29,970
Other (expense) income, net
Interest income and other (5)	(1,273)	5,726
Interest expense	(5,796)	(4,439)
Other (expense) income, net	(7,069)	1,287
Income before provision for income taxes	9,056	31,257
Provision for income taxes	4,513	12,167
Net income	$4,543	$19,090
Basic earnings per share	$0.14	$0.57
Diluted earnings per share	$0.14	$0.56
Weighted average shares outstanding
Basic	32,657	33,517
Diluted	32,886	33,855
Percentage of Adjusted Revenue:
Cost of services	35.6%	35.4%
Member relations and marketing	30.4%	29.8%
General and administrative	12.5%	13.0%
Depreciation and amortization	11.4%	7.6%
Operating profit	7.2%	13.5%
Adjusted EBITDA (6)	23.6%	23.9%

(1)	Net of a reduction to reflect the impact of the deferred revenue fair value adjustment of $0.8 million and $0.4 million in the three months ended March 31, 2016 and 2015, respectively.
(2)	Included an additional $7.6 million of accelerated amortization expense in the first quarter of 2016 associated with a change in the estimated useful life of the SHL trade name.
(3)	Business transformation costs relate to the development and implementation of cloud-based computing systems which will consolidate and standardize our sales force automation and financial systems.
(4)	Acquisition related costs are primarily transaction and severance costs associated with the acquisitions in 2016 and 2015.
(5)

Interest income and other in the three months ended March 31, 2016 included $0.2 million of interest income and a $0.5 million increase in the fair value of deferred compensation plan assets partially offset by a $0.8 million net foreign currency loss, a $0.3 million equity method investment loss and a $0.9 million loss on other investments, net. Interest income and other in the three months ended March 31, 2015 included a $6.2 million net foreign currency gain, $0.1 million of interest income, and a $0.4 million increase in the fair value of deferred compensation plan assets partially offset by $0.8 million of equity method investment losses and $0.2 million of other losses.

(6)	See “Non-GAAP Financial Measures” for further explanation.

CEB Inc.

Segment Operating Results

(In thousands)

	Three Months Ended March 31,
	2016	2015
Adjusted Revenue (1)
CEB segment	$178,751	$172,948
CEB Talent Assessment segment	45,221	49,070
	$223,972	$222,018

Adjusted EBITDA (1)(2)
CEB segment	$44,518	$44,363
CEB Talent Assessment segment	8,440	8,774
	$52,958	$53,137
Adjusted EBITDA Margin (1)(2)
CEB segment	24.9%	25.7%
CEB Talent Assessment segment	18.7%	17.9%
Consolidated	23.6%	23.9%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	The net non-operating foreign currency (loss) gain included in Interest income and other was $(0.8) million and $6.2 million in the three months ended March 31, 2016 and 2015, respectively.

CEB Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$160,065	$113,329
Accounts receivable, net (1)	215,252	285,048
Deferred incentive compensation	26,099	23,484
Prepaid expenses and other current assets	32,121	27,651
Total current assets	433,537	449,512
Deferred income taxes, net	20,147	16,491
Property and equipment, net	99,448	102,337
Goodwill	448,489	458,409
Intangible assets, net	208,426	230,680
Other non-current assets	85,134	81,123
Total assets	$1,295,181	$1,338,552
Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued liabilities	$75,611	$88,407
Accrued incentive compensation	66,374	59,947
Deferred revenue (2)	484,601	449,694
Debt – current portion	4,950	4,948
Total current liabilities	631,536	602,996
Deferred income taxes, net	26,643	27,869
Other liabilities	109,853	107,592
Debt – long term	550,410	556,418
Total liabilities	1,318,442	1,294,875
Total stockholders’ (deficit) equity	(23,261)	43,677
Total liabilities and stockholders’ (deficit) equity	$1,295,181	$1,338,552

(1)	Included accounts receivable, net of $70.0 million and $64.4 million at March 31, 2016 and December 31, 2015, respectively, related to the CEB Talent Assessment segment.
(2)	Included deferred revenue of $82.1 million and $68.9 million at March 31, 2016 and December 31, 2015, related to the CEB Talent Assessment segment.

CEB Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,543	$19,090
Adjustments to reconcile net income to net cash flows provided by operating activities:
Loss on other investments, net	890	—
Equity method investment loss	334	837
Depreciation and amortization	25,626	16,842
Amortization of credit facility issuance costs	393	649
Deferred income taxes	(4,247)	(879)
Share-based compensation	4,218	4,403
Excess tax benefits from share-based compensation arrangements	(670)	(3,829)
Net foreign currency remeasurement loss (gain)	1,297	(3,132)
Changes in operating assets and liabilities:
Accounts receivable, net	69,267	90,359
Deferred incentive compensation	(2,736)	(2,718)
Prepaid expenses and other current assets	(4,305)	(7,065)
Other non-current assets	(2,969)	(6,008)
Accounts payable and accrued liabilities	(16,111)	(16,607)
Accrued incentive compensation	6,452	386
Deferred revenue	36,957	29,537
Other liabilities	2,486	2,253
Net cash flows provided by operating activities	121,425	124,118
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,179)	(6,112)
Cost method and other investments	(2,500)	(339)
Net cash flows used in investing activities	(6,679)	(6,451)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from Senior Secured Credit Facility	35,000	—
Debt payments	(41,250)	(2,688)
Proceeds from the issuance of common stock under the employee stock purchase plan	401	366
Excess tax benefits from share-based compensation arrangements	670	3,829
Purchase of treasury shares	(44,757)	(6,092)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(3,633)	(6,605)
Payment of dividends	(13,354)	(12,530)
Net cash flows used in financing activities	(66,923)	(23,720)
Effect of exchange rates on cash	(1,087)	(4,674)
Net increase in cash and cash equivalents	46,736	89,273
Cash and cash equivalents, beginning of year	113,329	114,934
Cash and cash equivalents, end of period	$160,065	$204,207

CEB Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	CEB	CEB Talent Assessment	Total	CEB	CEB Talent Assessment	Total
Revenue	$177,977	$45,221	$223,198	$172,894	$48,705	$221,599
Impact of the deferred revenue fair value adjustment	774	—	774	54	365	419
Adjusted revenue	$178,751	$45,221	$223,972	$172,948	$49,070	$222,018

Adjusted EBITDA

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	CEB	CEB Talent Assessment	Total	CEB	CEB Talent Assessment	Total
Net income			$4,543			$19,090
Provision for income taxes			4,513			12,167
Interest expense, net			5,616			4,344
Other income, net			1,453			(5,631)
Operating profit (loss)	$23,410	$(7,285)	16,125	$30,935	$(965)	29,970
Other (expense) income, net	(2,070)	617	(1,453)	3,408	2,223	5,631
Net non-operating foreign currency loss (gain)	1,575	(771)	804	(3,810)	(2,393)	(6,203)
Loss on other investments, net	890	—	890	—	—	—
Equity method investment loss	143	191	334	643	194	837
Depreciation and amortization	10,713	14,913	25,626	8,822	8,020	16,842
Business transformation costs	3,288	—	3,288	—	—	—
Impact of the deferred revenue fair value adjustment	774	—	774	54	365	419
Acquisition related costs	1,457	—	1,457	—	—	—
Restructuring costs	598	297	895	290	948	1,238
Share-based compensation	3,740	478	4,218	4,021	382	4,403
Adjusted EBITDA	$44,518	$8,440	$52,958	$44,363	$8,774	$53,137
Adjusted EBITDA margin	24.9%	18.7%	23.6%	25.7%	17.9%	23.9%

Adjusted Net Income

	Three Months Ended March 31,
	2016	2015
Net income	$4,543	$19,090
Net non-operating foreign currency loss (gain) (1)	817	(5,388)
Loss on other investments, net (1)	521	—
Equity method investment loss (1)	275	577
Amortization of acquisition related intangibles (1)	13,018	6,368
Business transformation costs (1)	1,923	—
Impact of the deferred revenue fair value adjustment (1)	532	310
Acquisition related costs (1)	867	—
Restructuring costs (1)	605	860
Share-based compensation (1)	2,586	2,733
Discrete tax items (2)	1,196	(533)
Adjusted net income	$26,883	$24,017

CEB Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP Diluted Earnings per Share

	Three Months Ended March 31,
	2016	2015
Diluted earnings per share	$0.14	$0.56
Net non-operating foreign currency loss (gain) (1)	0.02	(0.16)
Loss on other investments, net (1)	0.01	—
Equity method investment loss (1)	0.01	0.02
Amortization of acquisition related intangibles (1)	0.40	0.19
Business transformation costs (1)	0.06	—
Impact of the deferred revenue fair value adjustment (1)	0.02	0.01
Acquisition related costs (1)	0.03	—
Restructuring costs (1)	0.02	0.03
Share-based compensation (1)	0.08	0.08
Discrete tax items (2)	0.03	(0.02)
Non-GAAP diluted earnings per share	$0.82	$0.71

Adjusted Effective Tax Rate

	Three Months Ended March 31,
	2016	2015
Effective tax rate	49.8%	38.9%
Effect on tax rate of discrete items	(3.0)%	1.2%
Effect on tax rate of non-GAAP adjustments using statutory rates	(15.2)%	1.2%
Adjusted effective tax rate	31.6%	41.3%

(1)

Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income tax rates were used: (2)% in 2016 and 13% in 2015 for the net non-operating foreign currency (loss) gain; 42% in 2016 for the loss on other investments, net; 18% in 2016 and 31% in 2015 for the equity method investment loss; 26% in 2016 and 29% in 2015 for the amortization of acquisition related intangibles; 42% in 2016 for business transformation costs; 31% in 2016 and 26% in 2015 for the impact of the deferred revenue fair value adjustment; 40% in 2016 for acquisition related costs; 32% in 2016 and 31% in 2015 for restructuring costs; and 39% in 2016 and 38% in 2015 for share-based compensation.

(2)

In the three months ended March 31, 2016, discrete tax expense was $1.2 million, which included $0.8 million from changes in tax planning strategies and a $0.4 million increase in reserves for uncertain tax positions. In the three months ended March 31, 2015, discrete tax benefits of $0.5 million related primarily to a release of a valuation allowance.

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands)

Constant Currency

	Three Months Ended March 31, 2016
	CEB	CEB Talent Assessment	Total
Adjusted revenue	$178,751	$45,221	$223,972
Currency exchange rate fluctuations	1,384	2,450	3,834
Constant currency Adjusted revenue	$180,135	$47,671	$227,806

Adjusted EBITDA	$44,518	$8,440	$52,958
Currency exchange rate fluctuations	(575)	600	25
Constant currency Adjusted EBITDA	$43,943	$9,040	$52,983